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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885
and 333-27999) of Orbital Sciences Corporation and subsidiaries of our reports dated February 4, 1998, except as to note 1A, which is April 17,2000, relating to the consolidated balance sheets of Orbital Sciences Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related financial statement schedule, for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K/A of Orbital Sciences Corporation.

Our reports refer to the restatement of the consolidated balance sheets as of December 31, 1997 and 1996, and the consolidated statements of operations, stockholders' equity and cash flows, and the related consolidated financial statement schedule, for each of the years in the three-year period ended December 31, 1997.

                                                    KPMG LLP

Washington, D.C.
June 26, 2000